EXHIBIT 99.1

News Release

November 5, 2014

Ashland Inc. reports preliminary financial results for fourth quarter of fiscal 2014
•	Loss from continuing operations totals $0.35 per diluted share, including an actuarial loss on pension
•	Adjusted earnings from continuing operations grow 10 percent, to $1.42 per diluted share
•	Global restructuring has captured more than half of targeted $200 million in annualized cost savings
•	As of November 5, Ashland has retired approximately 8.9 million shares under current share repurchase authorization

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in specialty chemical solutions for consumer and industrial markets, today announced preliminary(1) financial results for the fiscal fourth quarter ended September 30, 2014.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended September 30
	2014	2013
Operating income (loss)	$(175)	$532
Key items*	355	(370)
Adjusted operating income*	$180	$162

Adjusted EBITDA*	$272	$252

Diluted earnings (loss) per share (EPS)
From net income	$0.93	$5.15

From continuing operations	$(0.35)	$4.27
Key items*	1.77	(2.98)
Adjusted EPS from continuing operations*	$1.42	$1.29

Cash flows provided by operating activities from continuing operations	$176	$256
Free cash flow*	79	148

*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations.

Ashland reported a loss from continuing operations of $26 million, or $0.35 per diluted share, on sales of greater than $1.5 billion. These results included five key items that together reduced income from continuing operations by approximately $131 million, net of tax, or $1.77 per diluted share. These key items included after-tax charges of $21 million associated with Ashland’s global restructuring and $202 million related to the company’s annual non-cash adjustment to pension and other post-retirement plans; and a $100 million benefit from discrete tax adjustments. Excluding the five key items, Ashland’s adjusted income from continuing operations was $105 million, or $1.42 per diluted share.

For the year-ago quarter, Ashland reported income from continuing operations of $336 million, or $4.27 per diluted share, on sales of nearly $1.5 billion. The year-ago results included five key items that together increased income from continuing operations by approximately $234 million, net of tax, or $2.98 per diluted share. Excluding these key items, Ashland’s adjusted income from continuing operations was $102 million, or $1.29 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items in both periods.)

For the remainder of this news release, financial results exclude the effect of key items in the current and prior-year quarters. On this basis, Ashland’s results as compared to the year-ago quarter were as follows:
•	Volume rose 3 percent;
•	Sales increased 5 percent;
•	Operating income grew 11 percent to $180 million;
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 8 percent to $272 million; and
•	EBITDA as a percent of sales increased 60 basis points to 17.7 percent.

“Ashland finished the 2014 fiscal year on a strong note, with continued year-over-year growth in sales, volumes and EBITDA margin,” said James J. O’Brien, Ashland chairman and chief executive officer. “Ashland Specialty Ingredients notched its third consecutive quarter of sequential margin improvement, driven by sales and volume increases, better business mix and continued cost discipline. Ashland Performance Materials turned in better-than-expected earnings, though results were below prior year due to price declines within intermediates and solvents and the impact of a previously announced plant turnaround. At Valvoline, sales and volume gains within the Do-It-For-Me and international channels, coupled with product mix improvement and cost savings from the global restructuring, helped cap off a record year for profitability. Taken together, Ashland’s overall financial performance in the fourth quarter – as well as the full 2014 fiscal year – marked another step forward on our path toward becoming a top-tier specialty chemicals company.”

Business Segment Performance
To aid understanding of Ashland’s ongoing business performance, the results of Ashland’s business segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

Specialty Ingredients reported sales and profit results that came in ahead of Ashland’s previously issued guidance for the quarter. On a year-over-year basis, sales grew 9 percent, to $635 million, on higher volume and improved mix. The year-ago results were negatively affected by Ashland’s global SAP roll-out. Excluding these effects, sales increased approximately 7 percent. EBITDA climbed 26 percent, to $147 million. EBITDA margin improved 310 basis points to 23.1 percent. On a sequential basis, and consistent with normal seasonality, sales and volume both declined. However, EBITDA margin rose 140 basis points from better operating performance. Overall volume rose 4 percent versus the prior year, driven by good growth in both the consumer- and industrial-focused product lines. Within consumer, sales and volume each grew by double-digit rates, with demand improving in nearly every region of the world. Skin and oral care, along with pharmaceutical and nutrition, were among the end markets posting double-digit volume and sales growth on a percentage basis thanks to a number of new applications. On the industrial side, sales increased 3 percent, led by continued strength in Asia construction markets and growing demand from energy and coatings in North America. Adhesives and energy end markets posted the biggest gains in sales and profitability, while coatings reported modest sales growth on higher capacity utilization.

Performance Materials’ fourth-quarter earnings, though below prior year, came in above Ashland’s previous guidance. Volume grew 4 percent while sales rose 2 percent, to $383 million, more than offsetting price declines in intermediates and solvents (I&S). However, costs related to a plant turnaround, coupled with increased selling, general and administrative (SG&A) expenses driven by higher incentive compensation, caused EBITDA to fall 30 percent, to $31 million. EBITDA margin declined 360 basis points, to 8.1 percent. Overall composites volume was flat with prior year, as broad-based gains in China were offset by weakness in other regions such as India and Latin America. Within I&S, lower prices for butanediol erased the positive impact of volume growth. Elastomers reported another quarter of solid improvement in both sales and volumes. Ashland recently announced an agreement to sell the elastomers business to Lion Copolymer Holdings LLC. The transaction is expected to be completed by the end of December.

Valvoline finished fiscal 2014 on a strong note, with continued mix improvement and cost savings from the global restructuring contributing to record earnings for the fourth quarter and full fiscal year. Sales and volume in the fourth quarter both rose 2 percent. Overall sales totaled $520 million, led by another solid performance at Valvoline Instant Oil ChangeSM, where same-store sales at company-owned sites grew 5 percent. That growth was fueled by increased oil changes per day and higher average ticket price. Good performances from the Do-It-For-Me (DIFM) and international channels offset year-over-year declines in sales and volumes in the Do-It-Yourself (DIY) channel. The international channel reported mixed results, with strong performance in Asia and Latin America being offset by weak sales in Europe. Valvoline’s EBITDA rose 5 percent, to $87 million, and EBITDA as a percent of sales was 16.7 percent, an increase of 40 basis points versus the prior year.

Ashland’s effective tax rate for the September 2014 quarter was 23.4 percent, below its previous guidance of 26-27 percent. For the full 2014 fiscal year, the effective tax rate was approximately 20 percent.

Update on Global Restructuring and Share Repurchase Programs
Ashland’s global restructuring program, which is targeting $200 million in cost savings as part of a broad-based plan to improve the company’s competitive position, remains firmly on track to capture substantially all of the savings by the end of the second quarter of fiscal 2015. As expected, at the end of the fourth quarter Ashland had achieved more than $100 million in annualized run-rate cost savings.

Separately, the company continues to execute against its previously announced $1.35 billion share repurchase authorization. As of November 5, 2014, Ashland had retired approximately 8.9 million shares via Accelerated Share Repurchase and 10b5-1 programs. The company has approximately $270 million remaining under its current authorization and expects to complete the remainder of that authorization before it expires in December 2015.

In addition to repurchasing stock, Ashland will continue to evaluate other uses of its cash, including potential investments in high-return capital projects, bolt-on acquisitions and targeted debt reductions.

“I am pleased with the steady progress we have made over the past year in positioning Ashland for long-term sales and margin growth. The strategic actions we have taken toward improving our business have created a stronger, more nimble organization with a clearer focus on specialty chemicals. We are seeing good growth in many of our core businesses, and the benefits from Ashland’s restructuring are helping to drive margin expansion,” said O’Brien.

“As we enter fiscal 2015, the table has been set. Ashland’s growth strategy is firmly in place and our focus now can turn toward execution. We must have a relentless focus on operational excellence. Whether accelerating product innovation for our customers, preserving hard-won cost savings from the global redesign, or making sure that each of our manufacturing plants is operating as efficiently as possible, our global teams must capitalize on the opportunities at hand. More than anything else, Ashland’s future success will be measured by how well we execute against those plans,” he said. “This is an exciting time for our company, and I am confident Ashland has the right plan in place to ascend to the upper echelon of specialty chemical companies.”

Conference Call Webcast
Ashland will host a live webcast of its fourth-quarter conference call with securities analysts at 9 a.m. EST Thursday, November 6, 2014. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three commercial units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

- 0 -

C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “may,” “will,” “should” and “intends” and the negatives of these words or other comparable terminology. In addition, Ashland may from time to time make forward-looking statements in its filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt); the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not realize the anticipated benefits from such transaction); the global restructuring program (including the possibility that Ashland may not achieve the anticipated revenue and earnings growth, cost reductions, and other expected benefits from the program); and, Ashland’s ability to generate sufficient cash to finance its stock repurchase plans, severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future events or otherwise.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-K for the year ended September 30, 2014, is filed with the SEC.

SM Service mark, Ashland or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-3527
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2014	2013	2014	2013

Sales	$1,538	$1,470	$6,121	$6,091
Cost of sales	1,227	936	4,605	4,304
GROSS PROFIT	311	534	1,516	1,787
Selling, general and administrative expense	466	(52)	1,358	670
Research and development expense	27	63	114	142
Equity and other income	7	9	2	64
OPERATING INCOME (LOSS)	(175)	532	46	1,039
Net interest and other financing expense	42	42	166	282
Net gain (loss) on divestitures	-	(13)	4	(8)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(217)	477	(116)	749
Income tax expense (benefit)	(191)	141	(188)	196
INCOME (LOSS) FROM CONTINUING OPERATIONS	(26)	336	72	553
Income from discontinued operations (net of taxes) (a)	94	69	161	130

NET INCOME	$68	$405	$233	$683

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations	$(0.35)	$4.27	$0.93	$6.95
Income from discontinued operations	1.28	0.88	2.07	1.62
Net income	$0.93	$5.15	$3.00	$8.57

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	73	79	78	80

SALES
Specialty Ingredients	$635	$585	$2,498	$2,478
Performance Materials	383	377	1,582	1,617
Valvoline	520	508	2,041	1,996
	$1,538	$1,470	$6,121	$6,091

OPERATING INCOME (LOSS)
Specialty Ingredients	$61	$20	$253	$243
Performance Materials	7	26	7	106
Valvoline	77	73	323	295
Unallocated and other (a)	(320)	413	(537)	395
	$(175)	$532	$46	$1,039

(a)
The discontinued operations caption for each period includes the direct results of the Water Technologies business. Due to its sale, the direct results of the business have been presented as discontinued operations for each period presented in accordance with U.S. GAAP. Certain costs previously charged to the Water Technologies business have been included in Unallocated and other as the costs relate to indirect corporate cost resources previously charged to this business.

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	September 30	September 30
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$1,393	$346
Accounts receivable	1,202	1,113
Inventories	765	758
Deferred income taxes	118	107
Other assets	83	62
Held for sale	-	487
Total current assets	3,561	2,873

Noncurrent assets
Property, plant and equipment
Cost	4,275	4,181
Accumulated depreciation	1,861	1,674
Net property, plant and equipment	2,414	2,507

Goodwill	2,643	2,709
Intangibles	1,309	1,437
Asbestos insurance receivable	433	437
Equity and other unconsolidated investments	81	213
Other assets	510	552
Held for sale	-	1,360
Total noncurrent assets	7,390	9,215

Total assets	$10,951	$12,088

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$329	$308
Current portion of long-term debt	9	12
Trade and other payables	674	714
Accrued expenses and other liabilities	675	499
Held for sale	-	194
Total current liabilities	1,687	1,727

Noncurrent liabilities
Long-term debt	2,942	2,947
Employee benefit obligations	1,468	1,110
Asbestos litigation reserve	701	735
Deferred income taxes	110	397
Other liabilities	460	520
Held for sale	-	99
Total noncurrent liabilities	5,681	5,808

Stockholders’ equity	3,583	4,553

Total liabilities and stockholders' equity	$10,951	$12,088

Ashland Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Year ended
	September 30		September 30
	2014	2013	2014	2013
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income	$68	$405	$233	$683
Income from discontinued operations (net of taxes)	(94)	(69)	(161)	(130)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	112	89	393	356
Debt issuance cost amortization	3	3	14	65
Deferred income taxes	(274)	178	(294)	194
Equity income from affiliates	(4)	(5)	(25)	(26)
Distributions from equity affiliates	7	3	14	11
Stock based compensation expense	8	5	34	30
Net loss (gain) on divestitures	-	13	(4)	8
Impairments of equity method investment and in-process research and
development	4	37	63	41
Loss (gain) on pension and other postretirement plan remeasurement	317	(417)	438	(417)
Change in operating assets and liabilities (a)	29	14	(125)	(162)
Total cash provided by operating activities from continuing operations	176	256	580	653

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(97)	(108)	(248)	(264)
Proceeds (uses) from disposal of property, plant and equipment	(3)	-	3	5
Proceeds (uses) from sale of operations or equity investments	-	(14)	92	(13)
Funds restricted for property transactions	(15)	-	(15)	-
Total cash used by investing activities from continuing operations	(115)	(122)	(168)	(272)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	-	-	-	2,320
Repayment of long-term debt	-	(7)	(11)	(2,613)
Proceeds from (repayment of) short-term debt	(36)	(149)	22	(36)
Repurchase of common stock	(829)	-	(954)	(150)
Debt issuance costs	-	-	-	(38)
Cash dividends paid	(24)	(26)	(103)	(88)
Excess tax benefits related to share-based payments	3	6	12	13
Total cash used by financing activities from continuing operations	(886)	(176)	(1,034)	(592)
CASH USED BY CONTINUING OPERATIONS	(825)	(42)	(622)	(211)
Cash provided (used) by discontinued operations
Operating cash flows	15	27	63	80
Investing cash flows	1,635	(16)	1,608	(48)
Effect of currency exchange rate changes on cash and
cash equivalents	(2)	-	(2)	2
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	823	(31)	1,047	(177)
Cash and cash equivalents - beginning of period	570	377	346	523
CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,393	$346	$1,393	$346

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$82	$60	$262	$242
Performance Materials	19	18	91	75
Valvoline	10	10	37	35
Unallocated and other	1	1	3	4
	$112	$89	$393	$356
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$60	$51	$159	$144
Performance Materials	16	19	38	43
Valvoline	17	21	36	41
Unallocated and other	4	17	15	36
	$97	$108	$248	$264

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
	2014	2013	2014	2013
SPECIALTY INGREDIENTS
Sales per shipping day	$9.9	$9.1	$9.9	$9.8
Metric tons sold (thousands)	91.1	87.3	355.2	336.1
Gross profit as a percent of sales (a)	29.8%	30.0%	31.2%	30.8%
PERFORMANCE MATERIALS
Sales per shipping day	$6.0	$5.9	$6.3	$6.4
Metric tons sold (thousands)	145.1	139.8	591.1	582.8
Gross profit as a percent of sales (a)	13.3%	16.0%	13.1%	14.9%
VALVOLINE
Lubricant sales (gallons)	41.5	40.8	162.6	158.4
Premium lubricants (percent of U.S. branded volumes)	37.8%	33.9%	37.1%	33.6%
Gross profit as a percent of sales (a)	31.1%	32.1%	31.8%	31.6%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended September 30, 2014
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring	$(19)	$(1)	$-	$(9)	$(29)
Impairment of IPR&D assets	(4)	-	-	-	(4)
Losses on pension and other postretirement plan remeasurement	-	-	-	(317)	(317)
Legal reserve charge	-	(5)	-	-	(5)
All other operating income	84	13	77	6	180
Operating income (loss)	61	7	77	(320)	(175)

NET INTEREST AND OTHER FINANCING EXPENSE				42	42

NET GAIN ON DIVESTITURES				-	-

INCOME TAX EXPENSE (BENEFIT)
Key items				(124)	(124)
Discrete items				(100)	(100)
All other income tax expense				33	33
				(191)	(191)
INCOME (LOSS) FROM CONTINUING OPERATIONS	$61	$7	$77	$(171)	$(26)

	Three Months Ended September 30, 2013
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Gains on pension and other postretirement plan remeasurement	$-	$-	$-	$417	$417
Restructuring and other integration costs	-	-	-	(10)	(10)
Impairment of IPR&D assets	(37)	-	-	-	(37)
All other operating income	57	26	73	6	162
Operating income	20	26	73	413	532

NET INTEREST AND OTHER FINANCING EXPENSE				42	42

NET LOSS ON DIVESTITURES
MAP settlement charge				(14)	(14)
All other net gain on divestitures				1	1
				(13)	(13)

INCOME TAX EXPENSE (BENEFIT)
Key items				138	138
Discrete items				(16)	(16)
All other income tax expense				19	19
				141	141
INCOME FROM CONTINUING OPERATIONS	$20	$26	$73	$217	$336

Ashland Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Year ended
	September 30		September 30
Free cash flow (a)	2014	2013	2014	2013
Total cash flows provided by operating activities
from continuing operations	$176	$256	$580	$653
Adjustments:
Additions to property, plant and equipment	(97)	(108)	(248)	(264)
Payment resulting from termination of interest rate swaps (b)	-	-	-	52
Free cash flows	$79	$148	$332	$441

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).
(b)	Since payment was generated as a result of financing activity, this amount has been included within this calculation.

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	September 30
Adjusted EBITDA - Ashland Inc.	2014	2013
Net income	$68	$405
Income tax expense (benefit)	(191)	141
Net interest and other financing expense	42	42
Depreciation and amortization (a)	92	89
EBITDA	11	677
Income from discontinued operations (net of taxes)	(94)	(69)
Loss on divestiture	-	14
Operating key items (see Table 5)	355	(370)
Adjusted EBITDA	$272	$252

Adjusted EBITDA - Specialty Ingredients
Operating income	$61	$20
Add:
Depreciation and amortization (a)	63	60
Key items (see Table 5)	23	37
Adjusted EBITDA	$147	$117

Adjusted EBITDA - Performance Materials
Operating income	$7	$26
Add:
Depreciation and amortization (a)	18	18
Key items (see Table 5)	6	-
Adjusted EBITDA	$31	$44

Adjusted EBITDA - Valvoline
Operating income	$77	$73
Add:
Depreciation and amortization	10	10
Key items (see Table 5)	-	-
Adjusted EBITDA	$87	$83

(a)
Depreciation and amortization excludes asset impairment charges of $19 million for Specialty Ingredients and accelerated depreciation of $1 million for Performance Materials for the three months ended September 30, 2014, which are displayed as a key item within this table.